AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2000.

                                                REGISTRATION NO. 333-
=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                            ____________________

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                            ____________________

                      SURGICAL LASER TECHNOLOGIES, INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

           Delaware                                   31-1093148
-------------------------------          ------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

147 Keystone Drive
Montgomeryville, Pennsylvania                           18936
----------------------------------------           ----------------
(Address of Principal Executive Offices)              (Zip Code)

                            ____________________

                      SURGICAL LASER TECHNOLOGIES, INC.
                         2000 EQUITY INCENTIVE PLAN
                      ---------------------------------
                          (Full title of the plan)

                            --------------------
                             Michael R. Stewart
                    President and Chief Executive Officer
                      Surgical Laser Technologies, Inc.
                             147 Keystone Drive
                     Montgomeryville, Pennsylvania 18936
                   ---------------------------------------
                   (Name and address of agent for service)

                               (215) 619-3600
                   ---------------------------------------
                   (Telephone number, including area code,
                            of agent for service)

                            --------------------
                                  Copy to:
                         Thomas G. Spencer, Esquire
                       Duane, Morris & Heckscher, LLP
                              One Liberty Place
                        Philadelphia, PA  19103-7396

                       CALCULATION OF REGISTRATION FEE

=============================================================================
                                    Proposed         Proposed
     Title of                   maximum offering     maximum       Amount of
  securities to    Amount to       price per         aggregate   registration
  be registered  be registered       share        offering price      fee
-----------------------------------------------------------------------------
Common Stock,       250,000      $2.00-$2.75(1)   $469,118.75(1)    $124.00
par value $.01
=============================================================================

    (1) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed as follows: (a) with respect to the 75,800 shares for which options have been granted as of the date hereof, computed upon the basis of exercise prices ranging from $2.00 to $2.75 per share and (b) with respect to the 174,200 shares for which options have not yet been granted, computed on the basis of $1.78 per share, the average of the high and low sales prices of the Common Stock of the Company on the Nasdaq Stock Market on October 30, 2000.

                                   PART II


               INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following material is incorporated herein by reference:

              (a) The Annual Report on Form 10-K of Surgical Laser Technologies, Inc. (the "Company") for the Year Ended January 2, 2000, as filed by the Company with the Securities and Exchange Commission (the "Commission") on March 23, 2000.

              (b) The Company's Form 10-Q Reports for the Quarters Ended April 2, 2000 and July 2, 2000, as filed by the Company with the Commission on May 16, 2000 and August 15, 2000, respectively, and the Company's Form 8-K and Form 8-K/A Current Reports dated June 1, 2000, as filed by the Company with the Commission on June 16, 2000 and August 14, 2000, respectively.

              (c) The description of the Company's Common Stock set forth in Amendment No. 1 to the Company's Registration Statement on Form S-1 filed with the Commission under the Securities Act of 1933, as amended, (the "Act") on September 26, 1989 under the caption "Description of Capital Stock -- Common Stock," which is incorporated by reference in response to Item 1 of the Registration Statement on Form 8-A filed by the Company with the Commission on August 9, 1989 as amended under cover of Form 8 filed by the Company with the Commission on September 26, 1989 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act").

         All reports or other documents filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The consolidated financial statements and schedules of the Company contained in the Company's Annual Report on Form 10-K for the Year Ended January 2, 2000 and the financial statements of Surgical Innovations & Services, Inc. at and for the year ended December 31, 1999 contained in the Company's Current Report on Form 8-K/A and in each case incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Surgical Innovations & Services, Inc. at and for the year ended December 31, 1998 contained in the Company's Current Report or Form 8-K/A incorporated by reference in this Registration Statement have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The validity of the issuance of the shares of Common Stock registered hereby will be passed upon for the Company by Duane, Morris & Heckscher, LLP, Philadelphia, Pennsylvania. As of October 15, 2000, partners of Duane, Morris & Heckscher, LLP and their affiliates beneficially owned 7,704 shares of the Company's outstanding Common Stock. Sheldon M. Bonovitz, a partner of Duane, Morris & Heckscher, LLP is a director of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith in and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. In the case of an action other than an action by or in the right of the corporation, the termination of such action by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         In the case of an action by or in the right of the corporation,
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

         Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under
Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

         Article VI of the By-laws of the Company provides for indemnification of directors and officers of the Company to the fullest extent permitted by law, as now in effect or later amended. Article VI of the By-laws provides that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that he is not entitled to be indemnified by the Company.

         The Company maintains a $10,000,000 insurance policy which insures the Company's officers and directors against losses arising from claims brought against them for any negligent act, error, omission, breach of duty, misstatement or other act while acting in their capacities as officers or directors. The policy includes certain standard coverage exclusions and deductibles.

         Additionally, Article Eleventh of the Company's Restated Certificate of Incorporation limits the liability of the Company's directors under certain circumstances. Article Eleventh states that a director of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that Article

Eleventh does not eliminate or limit the ability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh does not eliminate or limit the liability of a director for any act or omission occurring prior to May 29, 1987.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS.

(4)      Surgical Laser Technologies, Inc. 2000 Equity Incentive Plan.

(5)      Opinion of Duane, Morris & Heckscher, LLP.

(23)(A) Consent of Duane, Morris & Heckscher, LLP (included in their opinion filed as Exhibit 5).

(23)(B)  Consent of Arthur Andersen LLP.

(23)(C)  Consent of Grant Thornton LLP.

(24)     Power of Attorney (included on the signature pages hereto).

ITEM 9.  UNDERTAKINGS.

         The Company hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) that for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Company hereby further undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given the Company's latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Pennsylvania on October 31, 2000.

                            SURGICAL LASER TECHNOLOGIES, INC.


                            By:  /s/ Michael R. Stewart
                                ---------------------------------------------
                                Michael R. Stewart,
                                President and
                                Chief Executive Officer

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Michael R. Stewart and A. Davis Woodward, and each or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

        Signature                 Title                   Date
        ---------                 -----                   ----

/s/ Michael R. Stewart      President, Chief            October 31, 2000
-----------------------     Executive Officer
Michael R. Stewart          and Director (Principal
                            executive officer)

/s/ A. Davis Woodward       Vice President and          October 31, 2000
-----------------------     Chief Financial Officer
A. Davis Woodward           (Principal financial and
                            accounting officer)

/s/ Richard J. DePiano      Chairman of the Board       October 31, 2000
-----------------------     of Directors
Richard J. DePiano

/s/ Sheldon M. Bonovitz     Director                    October 31, 2000
-----------------------
Sheldon M. Bonovitz

/s/ Jay L. Federman         Director                    October 31, 2000
-----------------------
Jay L. Federman

/s/ James Lee Stafford      Director                    October 31, 2000
-----------------------
James Lee Stafford

                            EXHIBIT INDEX
               (Pursuant to Item 601 of Regulation S-K)

EXHIBIT
  NO.     EXHIBIT
-------   -------

(4)       Surgical Laser Technologies, Inc. 2000 Equity Incentive Plan.

(5)       Opinion of Duane, Morris & Heckscher, LLP.

(23)(A) Consent of Duane, Morris & Heckscher, LLP (included in their opinion filed as Exhibit 5).

(23)(B)   Consent of Arthur Andersen LLP.

(23)(C)   Consent of Grant Thornton LLP.

(24)      Power of Attorney (included on the signature pages hereto).